EXHIBIT 99.1

Contact:
Arthur Newman
Chief Financial Officer
(615) 301-3178
ir@healthstream.com

Media:
Mollie Elizabeth Condra
Communications, Research, & Investor Relations
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES FOURTH QUARTER & FULL YEAR 2007 RESULTS

Highlights:

Fourth Quarter

•	Revenues of $12.0 million in the fourth quarter of 2007, up 40% over the fourth quarter of 2006, including $2.5 million resulting from the acquisition of The Jackson Organization on March 12, 2007

•	Net income for the fourth quarter of 2007 of $2.9 million, or $0.13 per diluted share (including the effect of an income tax benefit of $2.0 million, or $0.09 per diluted share), compared to $1.1 million, or $0.05 per diluted share, for the fourth quarter of 2006

•	Adjusted EBITDA of $2.2 million in the fourth quarter of 2007, compared to $1.9 million in the fourth quarter of 2006

Full Year

•	Revenues for the year of $43.9 million, up 38% over 2006, including $9.7 million resulting from the acquisition of The Jackson Organization

•	Net income of $4.1 million for 2007, or $0.18 per diluted share (including the effect of an income tax benefit of $2.0 million, or $0.09 per diluted share), compared to $2.5 million, or $0.11 per diluted share, for 2006

•	Adjusted EBITDA of $7.2 million, compared to $5.5 million for 2006

•	1,541,000 healthcare professional subscribers fully implemented on our Internet-based learning network at December 31, 2007, up from 1,352,000 at December 31, 2006

•	As of February 11, 2008, all of our subscriber base has been transitioned to our Next Generation HLC

NASHVILLE, Tenn. (February 19, 2008)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning and research solutions for the healthcare industry, announced today results for the fourth quarter and full year ended December 31, 2007.

Financial Results:
Fourth Quarter 2007 Compared to Fourth Quarter 2006
Revenues for the fourth quarter of 2007 increased $3.4 million, or 40 percent, to $12.0 million, compared to $8.6 million for the fourth quarter of 2006. The Company’s revenue mix during the fourth quarter of 2007 was comprised 64 percent of revenues from HealthStream Learning and 36 percent of revenues from HealthStream Research. This compares to 77 percent from HealthStream Learning and 23 percent from HealthStream Research services during the fourth quarter of 2006. This revenue mix change is primarily a result of the acquisition of The Jackson Organization Research Consultants, Inc. (TJO) during 2007 whose revenues are included in HealthStream Research.

Revenues from HealthStream Learning increased by $1.0 million when compared to the fourth quarter of 2006. Of this increase, $1.2 million was derived from our Internet-based subscription learning products, which includes revenue increases from the HLC of $650,000, courseware subscriptions and online training services (RepDirect™) of $477,000, and HospitalDirect™ of $34,000. Revenues from these products increased 24 percent over the prior year quarter and approximated $6.1 million for the fourth quarter of 2007. The remaining revenue growth came from custom online courseware development services which increased $243,000, and implementation and consulting services which increased $198,000 over the prior year fourth quarter. These revenue increases were partially offset by a decline in revenues from our live event business of $456,000, resulting from fewer live event activities for 2007 than in 2006.

Revenues for the fourth quarter of 2007 from HealthStream Research increased by approximately $2.4 million when compared to the fourth quarter of 2006, resulting from the impact of the March 12, 2007 acquisition of TJO. Organic research revenues declined by $147,000 due to certain customers’ decisions to delay their survey cycles until 2008. TJO revenues during the fourth quarter of 2006, prior to our acquisition of TJO and not included in our results for the fourth quarter of 2006, approximated $2.7 million.

Gross margin, which we define as revenues less cost of revenues (excluding depreciation and amortization) divided by revenues, declined to 62 percent for the fourth quarter of 2007 from 68 percent for the fourth quarter of 2006. The decline in gross margin was primarily a result of changes in revenue mix, including increased revenues from our lower margin research products and custom online courseware development. Royalties paid by us also increased over the prior year same quarter as a result of growth in courseware subscription revenues. In addition, cost of goods included approximately $125,000 of incremental costs to support our customers in connection with their transition to our Next Generation HLC platform.

Net income for the fourth quarter of 2007 was $2.9 million, or $0.13 per share (diluted), up from $1.1 million, or $0.05 per share (diluted), for the fourth quarter of 2006. Net income for the fourth quarter of 2007 includes an income tax benefit of $2.0 million, or $0.09 per share (diluted). Historically, the Company has maintained a full valuation allowance against its deferred tax assets, and taxable income has been offset through the use of net operating loss carryforwards. During the fourth quarter of 2007 management concluded that it is more likely than not that $2.0 million of the Company’s deferred tax assets would be realized. The Company continues to maintain a valuation allowance of approximately $13.8 million for the remaining portion of its deferred tax assets, which primarily consist of net operating loss carryforwards.

The increase in net income for the fourth quarter of 2007 resulting from the $2.0 million income tax benefit was partially offset by increased operating expenses primarily associated with higher sales and marketing and other general and administrative expenses, which resulted from the addition of TJO personnel and facilities, and increases in other corporate expenses. Depreciation increases resulted from purchases of property and equipment during 2007. Amortization increases resulted primarily from capitalized software development. Interest income decreased $127,000 compared to the prior year quarter, resulting from lower cash balances.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) was $2.2 million for the fourth quarter of 2007, compared to $1.9 million for the fourth quarter of 2006. This improvement is consistent with the factors mentioned above. Our reconciliation of the calculation of adjusted EBITDA to measures under generally accepted accounting principles is attached in the summary financial data.

Full Year 2007
Revenues for 2007 increased $12.2 million, or 38 percent, to $43.9 million, compared to $31.8 million for 2006.

Revenues for 2007 from HealthStream Research increased by $9.8 million over 2006, of which $9.7 million resulted from the March 12, 2007 acquisition of TJO. Organic research revenues for 2007 were flat compared to the prior year due to certain customers delaying their survey cycles until 2008.

Revenues from HealthStream Learning increased by $2.4 million over 2006. Of this increase, $3.2 million was derived from our Internet-based subscription learning products, which includes revenue increases from the HLC of $1.8 million, courseware subscriptions and online training services (RepDirect™) of $1.3 million, and HospitalDirect™ of $145,000. Revenues from these products increased 17 percent over the prior year and approximated $21.9 million for 2007. The remaining revenue growth came from custom online courseware development services which increased $595,000, and implementation and consulting services which increased $322,000 over the prior year. These revenue increases were partially offset by a decline in revenues from: our live event business of $1.3 million, resulting from fewer live event activities during 2007; maintenance fees from our installed learning management product of $197,000; and clinical education activities of $158,000.

Gross margin declined to 63 percent for 2007 from 66 percent for 2006. The decline in gross margin was primarily a result of changes in revenue mix, including increased revenues from our lower margin research products. Royalties paid by us also increased over the prior year as a result of growth in courseware subscription revenues. Cost of goods for 2007 included incremental costs of approximately $350,000 to support customers in connection with their transition to our Next Generation HLC platform.

Net income for 2007 was $4.1 million, or $0.18 per share (diluted), up from $2.5 million, or $0.11 per share (diluted), for 2006. As previously mentioned, net income for 2007 includes an income tax benefit of $2.0 million, or $0.09 per share (diluted). The increase in net income for 2007 resulting from the $2.0 million income tax benefit was partially offset by product development expense increases; including incremental personnel and contract labor to support our HLC platform and content maintenance; increases in sales and marketing resulting from additional personnel and related compensation associated with the TJO acquisition; depreciation increases resulting from purchases of property and equipment; amortization increases resulting from TJO intangible assets and capitalized software development, primarily for our HLC platform; other general and administrative expense increases primarily associated with personnel and facilities costs for TJO, as well as increases in other corporate expenses; and a decrease in interest income of $370,000 compared to the prior year, resulting from lower cash balances. The estimated expense of supporting our customer’s transition to our Next Generation HLC product approximated $950,000 during 2007, which included $350,000 in cost of goods and approximately $600,000 in product development expenses.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) was $7.2 million for 2007, compared to $5.5 million for 2006. This improvement is consistent with the factors mentioned above.

Other Financial Indicators
At December 31, 2007, the Company had cash, investments, and related interest receivable of $3.6 million, up from $2.8 million at September 30, 2007. Payments for capital expenditures and capitalized feature enhancements approximated $0.8 million during the fourth quarter. This use of cash was offset by cash generated from operations.

Our days sales outstanding (DSO, which we calculate by dividing the average accounts receivable balance, excluding unbilled and other receivables, by average daily revenues for the year) improved slightly to 63 days for the full year 2007 from 64 days for the full year 2006. Increases in accounts receivable balances year-over-year is primarily due to both the TJO acquisition and delays in cash receipts from certain HealthStream Learning customers, a significant portion of which relate to pass through expenses associated with live events that occurred during the fourth quarter of 2007.

HealthStream Research Update
HealthStream Research supports healthcare organizations with research solutions that provide valuable insight about patients’ experiences, workforce engagement, physician relations, and community perceptions of hospital services. This insight, in turn, provides data-driven roadmaps for organizational and workforce development—which can be achieved through HealthStream’s learning solutions. Our primary research solutions include physician, employee, patient, and community surveys that deliver insight, analyses, and industry benchmarks to healthcare organizations.

During the fourth quarter of 2007, HealthStream Research added several new healthcare organization customers, including Children’s Hospital of Omaha, Stevens Healthcare, and MultiCare Health System. Among our existing research customers, 18 renewed their contracts for multiple survey products, including a large national health system that expanded their existing multi-year agreement. In addition, approximately 40 existing research customers chose to contract for more research services in the fourth quarter to add to their current services received from HealthStream Research.

On October 21st – 23rd, 2007, we welcomed approximately 130 of our research customers to the HealthStream Research Annual Conference, held in Nashville. As the conference theme Creating Excellence in Healthcare suggests, workshops, sessions, and presentations focused on the sharing of best practices for developing the healthcare workforce and on improving healthcare organizations. In addition, the conference provided us with another venue to connect with our customers to learn more about their research needs, while offering one-on-one time to explore new opportunities to support their organizations.

HealthStream Learning Update
HealthStream Learning supports healthcare organizations in delivering quality patient care, creating safer hospitals, meeting regulatory training requirements, and developing professional skills through our innovative learning solutions. To this end, we provide a range of learning solutions that include the HLC, the HealthStream Authoring Center—an online authoring/self-publishing tool, a wide range of professional, clinical, and regulatory courseware subscriptions, and learning activities for healthcare professionals sponsored by pharmaceutical and medical device companies.

As of February 11, 2008, we have transitioned 100 percent of our customer base to our Next Generation HLC, our new and enhanced version of our Internet-based HLC. While 95 percent of our customer base transitioned prior to September 30, 2007, the last five percent of our subscribers has transitioned to the new platform since that time, per their scheduling requests.

At December 31, 2007, approximately 1,541,000 healthcare professionals were fully implemented to use our Internet-based HLC for training and education. Revenue recognition commences when a contract is fully implemented. This number was up from approximately 1,352,000 at December 31, 2006. The total number of contracted subscribers at December 31, 2007 was approximately 1,705,000, up from approximately 1,452,000 at December 31, 2006. “Contracted subscribers” include both those already implemented (1,541,000) and those in the process of implementation (164,000).

Customers representing approximately 107 percent of HLC subscribers that were up for renewal in the fourth quarter of 2007 renewed their contracts with us. The percentage of renewed HLC subscribers exceeded 100 percent due to an increase in the subscriber count among those customers that renewed. The annual contract value for these renewed customers approximated 127 percent due to increased pricing as well as the addition of subscribers. The renewal rates for the fourth quarter of 2007 compare to a subscriber renewal rate of 99 percent and an annual contract value renewal rate of 77 percent during the fourth quarter of 2006. For the full year 2007, approximately 99 percent of subscribers renewed, and the annual contract value renewal rate was 110 percent.

Financial Outlook for 2008
Revenues for the first quarter of 2008 are expected to range between $11.0 to 11.2 million, an increase of 36 to 38 percent over the same quarter in the prior year. We anticipate the first quarter of 2008 revenue mix will approximate 67 percent from HealthStream Learning and 33 percent from HealthStream Research as compared to approximately 80 percent from HealthStream Learning and 20 percent from HealthStream Research in the first quarter of 2007. HealthStream Learning, revenue growth is expected from our Internet-based HLC and courseware subscription products, while portions of our project-based services are expected to decline compared to the same prior year quarter. We expect HealthStream Research revenues to increase over the first quarter of 2007, primarily due to the revenue added following the March 12, 2007 acquisition of TJO.

Compared to the fourth quarter of 2007, revenues for the first quarter of 2008 are expected to decline due to seasonality within HealthStream Research and a reduction in the volume of project-based HealthStream Learning services. Revenues from the Internet-based HealthStream Learning products are expected to increase compared to the fourth quarter of 2007.

Gross margin for the first quarter of 2008 is expected to decline somewhat compared to the same quarter in the prior year due to the increased portion of revenues from HealthStream Research products that have a higher cost of goods. We expect gross margin for the first quarter of 2008 will be comparable to the fourth quarter of 2007.

We expect net income for the first quarter of 2008 to range between breakeven and $0.01 per diluted share which is comparable to the same prior year quarter. The above mentioned revenue increases for the first quarter of 2008 and the related gross profit are expected to be offset by expense increases related to the TJO acquisition and increases in product development and sales and marketing expenses.

Compared to the fourth quarter of 2007, net income for the first quarter of 2008 is expected to decline due to the above mentioned changes in revenue mix and gross profit expectations coupled with increases in product development expense for further enhancements to the HLC and new product introductions including our Competency Center product. In addition, sales expenses are expected to increase due to increased staffing for both the Research and Learning sales forces.

Full year 2008 revenues are expected to grow between 22 and 24 percent over 2007 with each quarter improving over the same quarter from the prior year. Gross margin is expected to improve moderately over 2007 levels as we continue to grow our Internet-based, subscription revenues and reduce our emphasis on lower margin project-based services.

We anticipate net income per diluted share for the full year of 2008 will range between $0.12 and $0.15. We expect increases in product development expense due to costs associated with new products and from growth in our sales, marketing, and account management due to additional personnel to support our growth plans. We anticipate increased amortization expense associated with our Next Generation HLC platform, our new Competency Center product, and certain courseware. We also expect general and administrative expenses to increase, resulting from costs associated with compliance with Section 404 of the Sarbanes Oxley Act and stock-based compensation. We anticipate our 2008 effective tax rate to be zero, resulting from anticipated utilization of our net operating loss carryforwards. Our 2008 estimates do not reflect an income tax benefit associated with the realization of additional deferred tax assets. We will continue to evaluate the need for a valuation allowance on our remaining deferred tax assets based on whether they will more likely than not be realized in the future.

Capital expenditures and content purchases are expected to approximate $5.0 million in 2008, with approximately $2.5 million of the anticipated spending expected for the purchase of hardware and software associated with delivery of our products and services. The remainder relates to development of software feature enhancements, new products, and content.

“2007 has been a year of significant progress” said Robert A. Frist, Jr., chief executive officer of HealthStream. “Compared to the prior year, adjusted EBITDA improved approximately 31 percent, while top-line revenues increased 38 percent. Important operational objectives were also achieved, including the launch of HealthStream Research, which occurred concurrently with our acquisition of The Jackson Organization in March 2007. Throughout the year, we transitioned our learning customers to the Next Generation HLC, which we completed in February 2008. While transitioning our customers to the new platform, we also grew our customer base by over 250,000 contracted subscribers. The past year was very productive and I believe we have in place a platform for profitable growth over the next several years.”

A conference call with Robert A. Frist, Jr., chief executive officer, Arthur Newman, executive vice president and chief financial officer, and Mollie Condra, senior director of communications, research, and investor relations, will be held on Wednesday, February 20, at 9:00 a.m. (EST). To listen to the conference, please dial 877-407-0778 (no pass-code needed) if you are calling within the domestic U.S. If you are an international caller, please dial 201-689-8565 (no pass-code needed). The conference may also be accessed by going to http://www.healthstream.com/Investors/index.htm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 877-660-6853 (conference ID #274631; account #286) for domestic callers and 201-612-7415 (conference ID #274631; account #286) for international callers.

About HealthStream
HealthStream (NASDAQ: HSTM) is a leading provider of learning and research solutions for the healthcare industry, transforming insight into action to deliver outcomes-based results for healthcare organizations. Through HealthStream’s learning solutions—which have been contracted by over 1.7 million hospital-based healthcare professionals—healthcare organizations create safer environments for patients, increase clinical competencies of their workforces, and facilitate the rapid transfer of the latest knowledge and technologies. Through our research products, executives from healthcare organizations gain valuable insight about patients’ experiences, workforce challenges, physician relations, and community perceptions of their services. Based in Nashville, Tennessee, HealthStream has three satellite offices. For more information about HealthStream’s learning and research solutions, visit www.healthstream.com or call us at 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Three
	Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues	$11,992	$8,557	$43,949	$31,783
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	4,552	2,755	16,162	10,869
Product development	963	885	4,308	3,503
Sales and marketing	2,364	1,710	9,212	7,020
Depreciation and amortization	1,132	819	4,503	2,889
Other general and administrative	2,113	1,450	7,848	5,593

Total operating expenses	11,124	7,619	42,033	29,874
Operating income	868	938	1,916	1,909
Other income, net	39	166	226	619

Income before income taxes	907	1,104	2,142	2,528
Income tax (benefit) provision	(1,972)	26	(1,945)	28

Net income	$2,879	$1,078	$4,087	$2,500

Net income per share:
Net income per share, basic	$0.13	$0.05	$0.19	$0.12

Net income per share, diluted	$0.13	$0.05	$0.18	$0.11

Weighted average shares outstanding:
Basic	22,064	21,928	21,999	21,577

Diluted	22,755	22,463	22,701	22,359

Summary Financial Data — Continued
(In thousands, except per share data)

Income before interest, income taxes, share-based compensation, and depreciation and amortization, or adjusted EBITDA(1):

	Three
	Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net income	$2,879	$1,078	$4,087	$2,500
Interest income	(57)	(177)	(287)	(657)
Interest expense	19	9	60	37
Income taxes	(1,972)	26	(1,945)	28
Share-based compensation expense	161	138	742	682
Depreciation and amortization	1,132	819	4,503	2,889

Income before interest, income taxes, share-based compensation, and depreciation and amortization	$2,162	$1,893	$7,160	$5,479

(1)	In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, and depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

HealthStream, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2007	2006(1)
ASSETS
Current assets:
Cash, short term investments and related interest receivable	$3,630	$12,759
Accounts and unbilled receivables, net (2)	9,719	7,793
Prepaid and other current assets	1,969	1,659
Deferred tax assets, current	360	—

Total current assets	15,678	22,211
Capitalized software feature enhancements, net	4,459	2,572
Property and equipment, net	4,383	2,184
Goodwill and intangible assets, net	26,851	13,073
Deferred tax assets, non current	1,630	—
Other assets	360	968

Total assets	$53,361	$41,008

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$6,260	$5,511
Deferred revenue	9,493	5,376
Current portion of long-term debt and capital lease obligations	831	176

Total current liabilities	16,584	11,063
Long-term debt and capital lease obligations, net of current portion	1,064	107
Other long-term liabilities	—	204

Total liabilities	17,648	11,374
Shareholders’ equity:
Common stock	97,126	95,134
Accumulated deficit	(61,413)	(65,500)

Total shareholders’ equity	35,713	29,634

Total liabilities and shareholders’ equity	$53,361	$41,008

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2006.

(2)	Includes unbilled receivables of $1,051 and $1,275 and other receivables of $0 and $4 at December 31, 2007 and 2006, respectively.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2008 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

# # # #